Exhibit 99.2

UNAUDITED COMBINED COMPANY PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THREE MONTHS ENDED MARCH 31, 2006

                Our unaudited pro forma condensed consolidated statement of operations gives effect to the merger with FastChannel as if the transaction had occurred on January 1, 2006 and is presented for the three months ended March 31, 2006. It does not purport to represent what the financial results of operations actually would have been if the merger had occurred as of such date, or what such results will be for any future periods.

                Our unaudited pro forma statement of operations should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel and FastChannel, as well as our unaudited pro forma financial statements as of December 31, 2005 and for the year then ended, all of which are included in our registration statement on Form S-4/A, as filed with the Commission on May 3, 2006 and incorporated by reference herein. Our unaudited pro forma condensed consolidated statement of income does not reflect any cost savings, restructuring charges or other economic efficiencies that have occurred or may occur as a result of the merger.

	Historical Results		Pro Forma		Pro Forma
	DG Systems	FastChannel	Adjustments		Combined

Revenues:	$14,345	$5,677			$20,022
Costs and expenses:
Cost of revenues	7,343	2,708			10,051
Sales and marketing	910	1,093			2,003
Research and development	408	922			1,330
General and administrative	2,223	1,042			3,265
Depreciation and amortization	1,740	1,194	475	(1)	3,409
Total costs and expenses	12,624	6,959	475		20,058

Income (loss) from operations	1,721	(1,282)	(475)		(36)

Other (income) expense:
Interest expense	510	193	60	(2)	763

Net income (loss) before provision income taxes	1,211	(1,475)	(535)		(799)

Provision (benefit) for income taxes	461	—	—	(3)	461

Net income (loss)	$750	$(1,475)	$(535)		$(1,260)

Basic net income per common share	$0.01				$(0.02)
Diluted net income per common share	$0.01				$(0.02)

Basic weighted average common shares outstanding	74,219		5,206		79,425
Diluted average common shares outstanding	74,223		5,206		79,425

Pro Forma Adjustments

(1)   Recordes additional amortization expense related to purchased intangibles to reflect a purchase date of January 1, 2006.

(2)   Reflects additional interest expense on incremental debt in connection with FastChannel acquisition.

(3)   Reflects DG Systems’ historical tax expense, without recognizing further benefit for acquired losses until the Combined Company’s tax position is completely assessed.